Exhibit 99.2

[Letterhead of Morgan, Lewis & Bockius LLP]

November 17, 2006

Orthovita, Inc.

77 Great Valley Parkway

Malvern, Pennsylvania 19335

Re:	Orthovita, Inc. Registration Statement on Form S-3 (Registration No. 333-131668)

Ladies and Gentlemen:

We have acted as counsel to Orthovita, Inc., a Pennsylvania corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of up to 8,855,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (including 1,155,000 shares that may be sold pursuant to the Underwriters’ over-allotment option) pursuant to that certain Underwriting Agreement, dated November 16, 2006 (the “Underwriting Agreement”), among the Company and and UBS Securities LLC and First Albany Capital (the “Underwriters”), (ii) the filing of the Registration Statement referenced above (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares are registered under the Act and (iii) the filing by the Company of the Prospectus Supplement, dated November 17, 2006, relating to the proposed issuance and sale of the Shares (the “Prospectus Supplement”) with the SEC pursuant to Rule 424(b) promulgated under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power to perform their obligations under the Underwriting Agreement.

Orthovita, Inc.

November 17, 2006

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor in the manner contemplated by the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Pennsylvania Business Corporation Law of 1988, as amended.

We hereby consent to the use of this opinion as Exhibit 99.2 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP